Exhibit 5.1

15 WEST SOUTH TEMPLE
SUITE 1200
GATEWAY TOWER WEST
SALT LAKE CITY, UT 84101

October 18, 2021

Superior Drilling Products, Inc.
1583 South 1700 East
Vernal, Utah 84078

Dear Ladies and Gentlemen:

We have acted as special Utah counsel to Superior Drilling Products, Inc., a Utah corporation (the “Company”), in connection with the issuance and sale of 1,739,131 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to (i) the Registration Statement on Form S-3 (File No. 333-239608), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 1, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus, dated July 29, 2020 (the “Base Prospectus”); and (ii) the prospectus supplement, dated October 14, 2021, relating to the offer and sale of the Shares and filed with the Commission pursuant to Rule 424(b) of the Securities Act (together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

A.	the Company’s Articles of Incorporation, as amended to date, as certified to us as of the date hereof pursuant to the Officer’s Certificate (as defined below);

B.	the Company’s Second Amended and Restated Bylaws, as certified to us as of the date hereof pursuant to the Officer’s Certificate;

ALBUQUERQUE BOISE DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY
PHOENIX PORTLAND RENO SALT LAKE CITY SAN DIEGO SEATTLE TUCSON WASHINGTON, D.C.

October 18, 2021

C.	the Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference;

D.	the Prospectus;

E.	an executed copy of the share purchase agreement, dated October 14, 2021, by and among the Company and the purchaser identified on the signature pages thereto, relating to the sale of the Shares (the “Share Purchase Agreement”);

F.	a specimen certificate evidencing the Company’s common stock;

G.	the Officer’s Certificate of Christopher Cashion, Chief Financial Officer of the Company (the “Officer’s Certificate”);

H.	the certificate of good standing for the Company, dated October 12, 2021, issued by the Division of Corporations and Commercial Code of the State of Utah;

I.	the resolutions of the Company’s board of directors provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Registration Statement and the authorization, issuance and sale of the Shares pursuant to the Registration Statement and the Prospectus; and (ii) the Share Purchase Agreement, and other actions with regard thereto; and

J.	such other documents we deemed necessary in order to issue the opinions below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

October 18, 2021

We are admitted to practice law in the State of Utah, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the general corporation law of the State of Utah, including the Utah Revised Business Corporation Act, Utah Code Annotated, Section 16-10a-101 et. al., as in effect on the date hereof.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Shares to be issued and sold by the Company pursuant to the Share Purchase Agreement have been duly authorized and, when issued and delivered by the Company pursuant to the terms of the Share Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K, dated October 18, 2021, filed by the Company and further consent to all references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.